Legend:

Certain parts of this document have not been disclosed and have been filed separately with the Secretary of the Securities and Exchange Commission, and are subject to a confidential treatment request pursuant to Rule 24b-2, promulgated by the Commission under the Securities Exchange Act of 1934, as amended. These sections have been marked with asterisks (ie. “********”). For following information has been removed:

	Terms or Type of Term(s)	Section:
1.	Terms regarding exclusivity of license and License Option	Page 3 – Section 2(a)(i) and (ii) Page 3 – Section 2(c) Page 4 – Section 3(c) Page 5 – Section 3(e)
2.	Material compensation terms of the Licensing Agreement	Exhibit C – Section (a) and (b)

1

INTELLECTUAL PROPERTY LICENSE AGREEMENT

            This Intellectual Property License Agreement (this “Agreement”) dated as of May 14, 2016 (the “Effective Date”) is made by and between Lexaria Bioscience Corp., a Nevada corporation with offices at 950, 1130 W. Pender Street, Vancouver, British Columbia, V6E 4A4, Canada (“Licensor”), and Nuka Enterprises, LLC, a Delaware limited liability company with offices at 9690 Dallas St., Henderson, Colorado (“Licensee”). LICENSOR and LICENSEE are sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

RECITALS

            WHEREAS, LICENSEE is directly or indirectly through a Partner, as further defined in section 1(a), engaged in the business of developing, manufacturing, and selling marijuana-infused products pursuant to licenses issued by the State of Colorado Department of Revenue Marijuana Enforcement Division (“MED”), pursuant to regulations promulgated under C.R.S. § 12-43.4 -101 et seq, and the City of Henderson, pursuant to regulations promulgated thereby;

            WHEREAS, LICENSOR owns and holds certain intellectual property and technology related to, including but not limited to, the development, testing, and manufacturing process for marijuana-infused products (“Technology”), which Technology is more specifically described in Exhibit A and detailed batch records and formulation calculation spreadsheets provided by email on March 23, 2016, by LICENSOR to LICENSEE;

            WHEREAS, LICENSEE wishes to utilize the Technology from LICENSOR, and LICENSOR desires for LICENSEE to utilize the Technology, to create, test, manufacture and sell marijuana-infused consumable and/or topical products with or without the addition of hemp or products using derivatives of either the marijuana or hemp plants to create consumable and/or topical products that will always contain some Tetrahydrocannabinol (THC) (“End Products”) subject to the terms and conditions set forth herein. Such End Products shall only be distributed and/or sold by LICENSEE or Partner as defined in Section 1.a below to the following permitted locations (“Permitted Locations”): properly licensed medical marijuana dispensaries, retail marijuana stores, and marijuana delivery services that are in compliance with all local and state licensing requirements applicable to the marijuana industry within the State of Colorado or in any other state in which LICENSEE is permitted by this Agreement or an addendum to the same to sell or distribute the End Products further, the End Products are specifically prohibited from sale by LICENSEE to or through any pharmacies, convenience stores, grocery stores, fitness clubs and other similar traditional retail and wholesale locations. The End Products will be classified into Product Lines (“Product Lines”) as further defined in Section 1.

            NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties contained in this Agreement, the Parties hereto agree as follows:

AGREEMENT

1.

License of Technology. Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE an exclusive and/or semi-exclusive (depending on the type of Product Line), non-transferable, non-sub-licensable license, for the Technology to develop, test, make, sell, offer for sale and distribute the End Products consisting of the Product Lines as identified in Exhibit B during the Term of this Agreement. LICENSOR has the right to update

Exhibit A as necessary in relation to the listed patent applications as may be required by the patent and trademark offices during the course of prosecution.

a)

Non-transferable: The license granted by this Section 1 may not be transferred or sublicensed by LICENSEE without LICENSOR’s written consent. However, LICENSEE has the right to name one (1) individual sublicense partner in each Territory (“Partner”) to facilitate its rights and obligations under this Agreement. LICENSEE shall designate in writing to LICENSOR the Partner for LICENSOR’s confirmation, which shall not be unreasonably withheld or delayed. Provided, however, that the Partner agrees in writing to all obligations of LICENSEE hereunder, including those relating to confidentiality and non-use regarding both Parties’ Confidential Information. In the event that LICENSEE performs one or more of its obligations under this Agreement through any such Partner, then LICENSEE shall at all times be responsible for the performance by such Partner of LICENSEE’s obligations hereunder, including, but not limited to, LICENSEE’S obligations under Sections 11, 12 and 13.

b)

Product Lines: The Parties agree to the meaning of “Product Lines” based on the following list of examples: all products that are generally recognized as “chocolates,” “chocolate bars,” “chocolate treats,” “chocolate truffles,” “caramels,” “chocolate caramels,” “caramel treats,” or primarily composed of a form of chocolate or cocoa even if meant for consumption as a chocolate-based beverage, shall constitute one product line (the “Chocolates Product Line”); all other beverage products constitute one product line (the “Beverage Product Line”); and all topical products constitute one product line (the “Topical Product Line”). The Parties agree that LICENSEE is not limited to production of the End Products as identified in Schedule B to this Agreement, but that LICENSEE may create, test, produce, and sell additional new End Products on a non-exclusive basis that are derived from or otherwise incorporate the Technology and such new End Products must always contain some Tetrahydrocannabinol (THC) with the caveat that all such additional End Products are only to be distributed and/or sold to Permitted Locations as defined in Section 1. Such new End Products are subject to Section 3(b) below.

c)

Active Substances: Nothing in this Agreement infers applicability of the Technology by LICENSEE for enabling active substance incorporation and potentiation in LICENSEE’s End Products, other than derived from marijuana with or without hemp. LICENSEE is prohibited from developing, manufacturing or selling, whether directly or indirectly, including through its Partner, in each Territory, any Product Lines that are marketed as the following types of products: (i) a fat soluble vitamin product for vitamins A, D, E, and/or K, whether in their natural or synthetic forms; (ii) a Non-Steroidal Anti Inflammatory (NSAID) product including, but not limited to, acetaminophen, ibuprofen, acetylsalicylic acid, diclofenac, indomethacin, and piroxicam; or (iii) a nicotine product. LICENSEE is permitted to incorporate other active substances within their Product Lines and the Parties agree that the End Products as defined will always be marijuana-infused with or without the addition of hemp and will always contain some THC, and shall only be distributed and/or sold in the Permitted Locations; and the Parties further agree that any such End Products that incorporate active substances beyond those derived from marijuana and/or hemp shall still fall under one of the Product Line classifications as defined in Section 1 with all associated obligations by the LICENSEE; and the Parties further agree there is no requirement to pay more than one set of fees as described in Exhibit C regardless of whether more than a single active substance is utilized in any given product.

2)

Exclusivity and Semi-exclusivity Licenses and License Option. LICENSEE will have the following rights to produce and sell the End Products in the state of Colorado excluding any native lands therein (“Territory”) using the Technology licensed pursuant to this Agreement.

a)	Chocolates Product Line:

	i)	******** rights until ******** allowing LICENSEE ******** ability to launch the Chocolates Product Line to the Permitted Locations within the Territory; and

ii)

******** rights for the balance of the term of this Agreement as per Section 4. ******** under this Agreement means that LICENSOR will not permit more than three (3) such licenses at any time for the Chocolates Product Line utilizing its Technology to be granted within the Territory, including the license granted to LICENSEE, and its named Partner if so named as provided in Section 1(a), under this Agreement.

b)

Other Product Lines: LICENSEE will also have Semi-exclusive rights, as defined above in Section 2(a)(ii), for the term of this Agreement as per Section 4 to launch the other Product Lines within the Territory.

c)

License Option: Furthermore, until ******** LICENSOR will reserve one license in each of these three named states – Washington, Oregon, and California excluding any native lands therein – for the benefit of LICENSEE (“License Option”), to be ******** in the case of the Chocolates Product Line and Non-exclusive in the case of the other Product Lines, to distribute and/or sell End Products into Permitted Locations as defined above. If and only at such time as LICENSEE sells or causes to sell directly or through its Partner, as described in Section 1(a) (“Exercise of License Option”), any End Products utilizing the Technology in any or all of these additional states, then LICENSEE does hereby agree to a license of the Technology for each state into which it has exercised the License Option that is identical to this Agreement, including that LICENSEE agrees to the identical fee structure and payment terms, for each individual state, as agreed to in this Agreement (“Subsequent License Agreement”). Each Subsequent License Agreement shall have a term of two (2) years from the date of signing the Subsequent Agreement, except in California where the two (2) year term of the Subsequent License Agreement in that state shall begin at a later date than the effective date of License Option in that state, with the ******** term beginning on the date that LICENSEE commences sale of the first End Product in that state or ******** whichever is sooner. All such Subsequent License Agreements shall follow the same terms of this Agreement except with respect to the exclusivity benefits as described above. Subsequent License Agreements shall be considered “entered into by the parties” and effective by both parties executing a written addendum to this Agreement acknowledging that the parties have entered into any such Subsequent License Agreement.

d)

LICENSOR’s Products: LICENSOR shall not be prohibited from (i) licensing or similar arrangements with respect to the Technology outside of the Territory, subject to the License Option set forth above; or (ii) licensing its Technology on the semi-exclusive basis provided for herein, at all times and in all locations, subject to the terms of this Agreement, including the exclusivity provisions and License Options. LICENSOR is expressly permitted to license its Technology on any basis it chooses, at any time, for producing and commercializing its own products, provided, however, that LICENSOR would be considered as one of the three (3) permitted licensees in any of the territories where LICENSEE retains semi-exclusive rights.

e)

Severance Fee: LICENSEE may elect to end sales of a Product Line at its sole discretion with a severance fee (“Severance Fee”) set forth in Exhibit C. If LICENSEE elects to end sales of any Product Line, then any other licensing provision benefits with respect to that Product Line also end at that time.

3)

Rights and Obligations Related to the Technology. Except as expressly provided in this section or elsewhere in this Agreement, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party’s products, information or other intellectual property rights, either expressly or by implication, estoppel or otherwise.

a)

LICENSOR Intellectual Property: LICENSOR retains full, absolute, and complete rights to all processes covered or described in all of its patent applications filed prior to the date of this Agreement, and any future continuations, continuations in part or divisional applications filed thereto, including but not limited to the US Provisional patent applications, US Utility patent application, and the International patent application, that comprise the Technology (“Licensor IP”), unless LICENSOR allows these applications to abandon or lapse, or otherwise fails to protect the Technology . Except as expressly provided for in Section 2, nothing in this Agreement or in the conduct of the Parties shall be interpreted as preventing LICENSOR from granting to any other person a license for use of the Technology or from using the Technology in any manner whatsoever.

b)

LICENSEE Intellectual Property: Any intellectual property resulting from LICENSEE’s work, know-how, or development that does not include or rely upon the Technology, Licensor IP or jointly owned intellectual property, as described in this Agreement, shall be owned by LICENSEE (“Licensee IP”).

c)	Improvements:

i)

LICENSOR Improvements: The entire right and title to the Technology, whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from LICENSOR IP and which are improvements thereto by LICENSOR, its employees or others acting solely on LICENSOR’s behalf shall be owned solely by LICENSOR (“Licensor Improvements”).

ii)

LICENSEE Improvements: Rights and title to improvements whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from LICENSOR IP and which are improvements thereto by LICENSEE, its employees or its Partner, as defined by this Agreement, shall be owned by the LICENSEE (“Licensee Improvements”). In respect to such Licensee Improvements, LICENSOR grants LICENSEE a license to use the underlying intellectual property supporting any such improvement for the Term of this Agreement (including any renewal terms) and LICENSOR agrees to negotiate in good faith terms of license renewal after the end of the Term of this Agreement and any renewal terms per Section 4a. If LICENSEE develops any Licensee Improvements, LICENSEE will promptly provide LICENSOR with written notice of such Licensee Improvements. Following receipt of notice of such Licensee Improvements, LICENSOR shall have the ******** option during the Term of this Agreement (and any renewal terms) to purchase or license from LICENSEE the Licensee Improvements for LICENSOR’s use upon mutually agreeable terms and conditions that the parties shall negotiate in good faith. Nothing in this Agreement shall be interpreted to require LICENSEE to sell or license the Licensee Improvements to LICENSOR.

iii)

Joint Improvements: Rights and title to the Technology, whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from LICENSOR IP and which are improvements thereto by both LICENSOR AND LICENSEE shall be jointly owned intellectual property by LICENSOR AND LICENSEE.

iv)

Improvements; Assignment. LICENSEE and LICENSOR hereby represent that all Partners, employees and other persons acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign, or as it shall direct, all Joint Improvements that include or rely on the Technology conceived or reduced to practice by such Partners, employees or other persons acting on its behalf in accordance with this Agreement to the benefit of LICENSOR and LICENSEE.

v)	Improvements; Confidential Information. All Improvements shall constitute Confidential Information and shall be subject to the confidentiality provisions set forth in this Agreement.

d)	Inventions; Reporting:

i)

Upon making any invention that does NOT include or rely upon the Technology LICENSEE has no obligation to share such information of invention with LICENSOR nor inform LICENSOR of said invention, and LICENSEE retains unrestricted rights and ability to use, assign, license, seek patent and other forms of intellectual property protection related to said invention. For the avoidance of doubt, any such new invention, development, technology, and/or intellectual property belongs solely to LICENSEE. Upon making any invention that does or does NOT include or rely upon the Technology, LICENSOR has no obligation to share such information of invention with LICENSEE nor inform LICENSEE of said invention, and LICENSOR retains unrestricted rights and ability to use, assign, license, seek patent and other forms of intellectual property protection related to said invention.

e)	Jointly Owned Intellectual Property: If any patent applications are filed seeking to protect any Joint Improvements (“Jointly Owned IP”), each Party shall be named as joint inventors.

i)

Prosecution and Maintenance of Jointly Owned Patents. The Parties shall cooperate to cause the filing of one or more patent applications covering any such Jointly Owned IP. The Parties will mutually agree upon which of them shall be responsible for filing, prosecution and maintenance of Jointly Owned IP. The expenses of such filing, prosecution and maintenance shall be equally shared by the Parties unless one of the Parties assigns all of its rights to the other Party. Both Parties agree to assist the other Party in enforcing its rights in the Jointly Owned IP. The costs of any such assistance or cooperation will be borne by the requesting party.

ii)

Jointly Owned IP Rights. LICENSOR grants to LICENSEE an ********, non-sub- licensable, fully-paid, royalty-free, perpetual license to any Jointly Owned IP. Further, LICENSEE grants to LICENSOR an ********, non-sub-licensable, fully-paid, royalty-free, perpetual license to any Jointly Owned IP.

f)

No Challenge. LICENSEE expressly acknowledges and agrees that all rights in and to the Technology shall remain vested in LICENSOR, and LICENSEE shall not assert any rights to the Technology except as otherwise provided in this Section 3.

g)

Notice Requirements. To the extent required by applicable rules and regulations, including those of the MED related to packaging, LICENSEE agrees that it will include such patent notices and other proprietary notices on all End Products or related materials that contain any Technology as may be reasonably required by MED or other regulators in order to give appropriate notice of all intellectual property rights therein or pertaining thereto.

h)	Quality Control.

	i)	LICENSEE agrees to maintain and preserve the quality of the Technology, and to use the Technology in good faith and in a manner consistent with the uses approved herein.

ii)

LICENSEE shall (a) ensure that all End Products and related materials under the Technology are developed, tested, promoted, manufactured and distributed in a professional manner in compliance with all generally accepted industry standards, and (b) comply in all material respects with any and all laws, rules and regulations that are applicable to the development, testing, promotion, manufacture and distribution of the End Products and such related materials.

i)

Prosecution and Maintenance. LICENSOR shall be solely responsible for, and have control of, preparing, filing, prosecuting, obtaining, and maintaining the Technology (including Provisional Patent Applications and, if any, issued Patents). LICENSOR shall take such actions as it shall deem to be appropriate in its discretion in connection therewith, and shall pay all costs and expenses incurred by it in connection with the foregoing activities.

j)

Infringement. If LICENSEE learns of any activity by a third party that might constitute an infringement of LICENSOR’s rights in any of the Technology, or if any third party asserts that LICENSEE’s use of the Technology constitutes unauthorized use or infringement, LICENSEE shall so notify LICENSOR.

k)

Enforcement. LICENSOR has the right, but not the obligation, to enforce its rights against any third party infringement and to defend LICENSEE’s right to use the Technology. If LICENSOR prosecutes any alleged infringement of the Technology, or defends LICENSEE’s right to use the Technology, LICENSOR shall control such litigation and shall bear the expense of such actions. LICENSEE shall make all reasonable efforts to assist LICENSOR therewith, including joining such action as a party plaintiff or providing such evidence and expert assistance as LICENSEE may have within its control, with all costs for such cooperation to be borne by LICENSOR. LICENSOR shall retain the award of any damages in this case. If LICENSOR chooses to not enforce against an alleged infringement, LICENSEE may itself enforce LICENSOR’s rights (and its own rights as a Licensee) in the Technology, with all costs to be borne by LICENSEE. LICENSEE shall retain the award of any damages in this case.

4)	Term and Termination.

a)

Term. This Agreement shall take effect upon signing by both Parties, and shall remain in effect for the shorter of either two (2) years; or, such circumstances as described in Section 4.c. After the conclusion of the initial Term, this Agreement may be renewed, by written agreement by both Parties, or renegotiated at the end of this Term to reflect the then-current economic conditions of the marketplace and the Parties. If LICENSOR abandons all patent applications or fails to exercise its right to file an application for the provisional patents, LICENSOR shall immediately notify LICENSEE. In the event of such actions by LICENSOR, and where LICENSOR fails to protect the Technology through some means other than a patent, LICENSEE shall retain the right to immediately terminate the Agreement.

	b)	Termination. This Agreement and the licenses granted hereunder may be terminated prior to the expiration of the initial term or any renewal term of this Agreement as follows:

i)

This Agreement may be terminated by LICENSOR by written notice to LICENSEE upon the occurrence of any of the following: (i) failure of LICENSEE to pay any license fees for more than sixty (60) days after they become due; (ii) LICENSEE’s violation of the provisions of Sections 7 and 8 or LICENSEE’s material breach of any other term of this Agreement, which breach is not cured within sixty (60) days after written notice of such breach from LICENSOR; (iii) failure of LICENSEE to maintain all required licenses and governmental authorizations required for the conduct of its business or to comply in all material respects with applicable state and local laws; or (iv)LICENSEE ceases operations, makes a general assignment for the benefit of creditors, or is the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.

ii)

This Agreement may be terminated by LICENSEE by written notice to LICENSOR in the event of material breach by LICENSOR of its obligations or representations and warranties under this Agreement, which breach is not cured within sixty (60) days after written notice of such breach from LICENSEE.

c)

This Agreement may be terminated by LICENSEE if LICENSOR allows abandonment or lapse of all pending patent applications listed in Exhibit A or if a judgment or decree is entered in any U.S. court proceeding holding any claim of any patent, upon which the licensed field of use of the Technology hereunder relies, invalid or unenforceable, which judgment or decree is not further reviewable by a superior tribunal.

d)

Effect of Termination. Except as provided for in Section 5, LICENSEE’s payment obligations shall extinguish if this Agreement terminated. If the Agreement expires without any renewal thereof, and either LICENSOR has been granted patents for the Technology or has not received a final refusal of patent registration, then LICENSEE must cease and desist all utilization of the Technology. In any event, upon the natural future expiration of all pending and issued patents as applicable related to the Technology described herein, or at any time if the patents covering the Technology are finally refused by the U.S. Patent Office or if LICENSOR fails to protect the Technology, the License Agreement shall expire and LICENSEE shall have no further payment obligations to LICENSOR.

5)	Compensation and Payment.

a)

In consideration for the license granted to LICENSEE under this Agreement, LICENSEE shall pay LICENSOR certain license fees set forth in Exhibit D (collectively, the “License Fee”). The License Fee for a period shall be paid by LICENSEE to LICENSOR no later than the first day of each calendar month during the Term, in U.S. funds, by check or wire transfer of immediately available funds pursuant to the bank account identified by LICENSOR in advance of such payment. If LICENSEE materially breaches this Agreement, LICENSEE shall remain responsible for any License Fee payments due through the end of the Quarter during which such breach occurs. LICENSEE’s failure to pay any portion of the applicable License Fees or any reimbursable expenses when due will be a material breach of this Agreement by LICENSEE. If any payment due to LICENSOR under this Agreement is not paid within thirty (30) days following such Party’s written demand therefore, then such payment shall bear interest at the rate of one and one-half percent (1.5%) per month from the date such payment was originally due.

b)

LICENSOR agrees to promptly disclose to LICENSEE, for the term of this Agreement, the relevant terms of any subsequent agreements that LICENSOR enters into wherein the financial or exclusivity terms are more agreeable to any future licensee than they are to LICENSEE. Should LICENSOR enter into any subsequent agreement with any other licensee during the term of this Agreement that provides for financial or exclusivity terms are more agreeable to any such future licensee than they are to LICENSEE, then LICENSOR shall immediately reimburse the amount of any differing financial terms and amend this Agreement to contain the matching more favorable exclusivity terms, or if only one or the other is necessary, whichever is applicable.

6)	Obligations.

a)

Obligations of LICENSEE. LICENSEE shall be solely responsible for all costs of producing the End Products, including raw materials and labor. LICENSEE acknowledges and agrees that it is solely responsible for (i) procurement of marijuana extraction machinery, marijuana, marijuana oils, hemp, hemp oils, and other raw materials; (ii) compliance with all state and local laws relating to production and sale of marijuana products; and (iii) procurement and maintenance of all required licensing and permits and/or operating authorities, including proper zoning of production and distribution facilities.

b)	Obligations of LICENSOR.

i)

Upon execution of this Agreement, LICENSOR shall make the Technology and any additional documents or materials not yet provided as described in Section 1 otherwise necessary to effectuate the license of the Technology contemplated herein available for LICENSEE.

ii)

LICENSOR shall provide LICENSEE with support in connection with LICENSEE's use of the Technology during the term of this Agreement, with reasonable travel expenses paid for by LICENSEE. Any such travel expenses must be approved in advance by LICENSEE. LICENSOR shall not charge any management or professional hourly or daily fee for such support.

7)	Representations and Warranties.

a)

Representations and Warranties of LICENSEE. LICENSEE represents and warrants to LICENSOR as follows: (i) LICENSEE is a limited liability company duly organized and in good standing under the laws of the State of Delaware; (ii) the execution, delivery and performance of this Agreement by LICENSEE has been duly authorized by all necessary action on the part of LICENSEE’s managers and/or members and does not violate, conflict with, or require the consent or approval of any third party pursuant to, any contract or legally binding obligation to which LICENSEE is subject; (iii) this Agreement constitutes the valid and binding obligation of LICENSEE enforceable against LICENSEE in accordance with its terms; and (iv) LICENSEE possesses all required licenses, permits or operating authorities necessary for its operations and the manufacture and sale of the End Products as marijuana products and is in compliance with all applicable state and local laws and regulations.

b)

Representations and Warranties of LICENSOR. LICENSOR represents and warrants to LICENSEE as follows: (i) LICENSOR is a corporation duly organized and in good standing under the laws of the State of Nevada; (ii) the execution, delivery and performance of this Agreement by LICENSOR has been duly authorized by all necessary action on the part of LICENSOR’s directors and officers and does not violate, conflict with, or require the consent or approval of any third party pursuant to, any state or local law or regulation applicable to LICENSOR or any contract or legally binding obligation to which LICENSOR is subject; (iii) this Agreement constitutes the valid and binding obligation of LICENSOR enforceable against LICENSOR in accordance with its terms; and (iv) the Technology and Licensed Patents do not infringe any third-party rights.

8)

Confidentiality. In addition to the Confidentiality Agreement entered into by the Parties on September 8, 2016, at all times during the term of this Agreement (including any renewal term) and thereafter, LICENSEE will not use or disclose and will otherwise keep confidential any trade secrets or proprietary information, including, but not limited to the Technology and other intellectual property of LICENSOR (collectively, the “Confidential Information”) except to the extent required to perform its obligations under this Agreement. Without limitation of the foregoing, LICENSEE will hold the Confidential Information in confidence and will (a) exercise the same degree of care, but no less than a reasonable degree of care, to prevent its disclosure as LICENSEE would take to safeguard its own confidential or proprietary information, and (b) limit disclosure of Confidential Information, including any notes, extracts, analyses or materials that would disclose Confidential Information, solely to those of its employees who need to know the information for purposes of performing its obligations under this Agreement and who agree to keep such information confidential. Upon termination of this Agreement, LICENSEE shall immediately return all Confidential Information to LICENSOR and LICENSOR shall have the right to conduct an on-site audit of the LICENSEE within three (3) business days of termination to ensure compliance with the terms of this Agreement, at LICENSOR’S expense.

a)

Limitations. This section does not apply to any information that: (a) is already lawfully in the receiving Party's possession (unless received pursuant to a nondisclosure agreement); (b) is or becomes generally available to the public through no fault of the receiving Party; (c) is disclosed to the receiving Party by a third party who may transfer or disclose such information without restriction; (d) is required to be disclosed by the receiving Party as a matter of law (provided that the receiving Party will use all reasonable efforts to provide the disclosing Party with prior notice of such disclosure and to obtain a protective order therefor, with all costs to be borne by the disclosing Party); (e) is disclosed by the receiving Party with the disclosing Party's approval; or (f) is independently developed by the receiving Party without any use of confidential information. In all cases, the receiving Party will use all reasonable efforts to give the disclosing Party ten (10) days' prior written notice of any disclosure of information under this Agreement. The Parties will maintain the confidentiality of all confidential and proprietary information learned pursuant to this Agreement for a period of ten (10) years from the date of termination of this Agreement.

b)

Saving Provision. The Parties agree and stipulate that the agreements contained in this Section are fair and reasonable in light of all of the facts and circumstances of their relationship; however, the Parties are aware that in certain circumstances courts have refused to enforce certain agreements. Therefore, in furtherance of and not in derogation of the provisions of the preceding paragraph the parties agree that in the event a court should decline to enforce the provisions of the preceding paragraph, that paragraph shall be deemed to be modified to restrict non-enforcing Party’s rights under this Agreement to the maximum extent, in both time and geography, which the court shall find enforceable.

9)

Injunctive Relief. The Parties agree that any breach of this Agreement by LICENSEE shall cause LICENSOR immeasurable and irreparable harm and LICENSOR shall be entitled to seek immediate injunctive relief from any court of competent jurisdiction, in addition to any other remedies that LICENSOR may have at law or in equity.

10)	Indemnification.

a)

LICENSEE agrees to indemnify LICENSOR and hold LICENSOR harmless from and against any and all liabilities, losses and expenses arising from (i) LICENSEE’s unauthorized use of the Technology; (ii) LICENSEE’s failure to comply with applicable laws or to maintain all required licenses and governmental authorizations; (iii) any breach of LICENSEE’s representations and warranties set forth herein; and (iv) any liability to third parties as a result of LICENSEE’s production, distribution and/or sale of End Products, except as to any liability arising out of the proper use of the Technology.

b)

LICENSOR agrees to indemnify LICENSEE and hold LICENSEE harmless from and against any and all liabilities, losses and expenses arising from (i) any breach of LICENSOR’s representations and warranties set forth herein; and (ii) any claims of infringement raised by third parties as to the Technology or Licensed Patents.

11)

Limitation of Liability. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY AGREED TO IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR FOR ANY DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY. THE FOREGOING SHALL NOT LIMIT LICENSEE’S LIABILITY FOR UNAUTHORIZED USE BY LICENSEE OF LICENSOR’S TECHNOLOGY.

12)

No Warranties. OTHER THAN THE EXPRESS WARRANTIES PROVIDED HEREIN, LICENSOR MAKES NO EXPRESS WARRANTIES OF MERCHANTABILITY OR FITNESS OR EFFICACY FOR A PARTICULAR PURPOSE OF THE TECHNOLOGY AND/OR ANY END PRODUCTS PRODUCED FROM SAID TECHNOLOGY AND SHALL NOT BE HELD LIABLE FOR PROFITABILITY OF TECHNOLOGY AND/OR END PRODUCTS OR HELD LIABLE UNDER ANY OTHER THEORY OF LIABILITY.

13)

Insurance. For the period of time required to cover its obligations hereunder, each Party will maintain third party provided insurance in types and amounts customary for the type of business it conducts, and in any event reasonably adequate to cover any liabilities arising out of its obligations hereunder. Further, LICENSEE will maintain product liability insurance reasonably adequate to cover any liabilities arising out of the sale and distribution of End Products. Upon a Party’s request, the other Party will provide to the requesting Party a certificate of insurance showing that such insurance is in place, which certificate shall demonstrate the amounts, exclusions and deductibles of such insurance coverage. Each Party shall notify the other Party in writing no less than thirty (30) days prior to the cancellation, termination or modification of the insurance coverage(s) described in the notifying Party’s insurance certificate(s). Nothing in this Section shall in any way be construed to limit the liability of a Party under this Agreement.

14)

Compliance with Laws. In connection with this Agreement, LICENSEE agrees to comply with all applicable laws, statutes and ordinances of any governmental authority, including, but not limited to, the MED and the City of Henderson, that may be applicable to LICENSEE, its activities under this Agreement or the End Products.

15)

Conformance with Regulations. The Parties acknowledge and agree that this Agreement, and the licensing of the Technology, is neither intended to convey any ownership interest in LICENSEE to LICENSOR nor grant LICENSOR any control over LICENSEE. In the event that the MED indicates otherwise with regards to this Agreement or any portion thereof, then the Parties shall promptly negotiate in good faith for a period of forty-five (45) days to modify this Agreement in order to conform with any guidance proffered by the MED. In the event the Parties cannot reach an agreement within forty-five (45) days’ notice by the MED or the City that this Agreement must be reformed, this Agreement shall terminate pursuant to Section 5 above, and the Parties shall thereafter have no further obligation to each other hereunder.

16)

Employees; Agents; Representatives. Employees, agents and/or representatives, if any, of either Party, including LICENSEE’s Partner, who perform services for either Party pursuant to this Agreement shall also be bound by the provisions of this Agreement.

17)

Relationship of Parties. The legal relationship of the Parties is exclusively that of licensor and licensee and no employer-employee, principal-agent, partnership, franchise, agency, joint venture or other legal relationship is created by this Agreement. Neither Party shall have the authority to enter into any contracts on behalf of the other Party.

18)

Successors; Assignment; Binding Agreement. Except as otherwise provided in this Agreement, LICENSEE may not assign or transfer its rights or delegate its obligations under this Agreement without LICENSOR’S prior written consent. LICENSOR may freely assign this Agreement or any rights under this Agreement, or delegate any duties under this Agreement without LICENSEE’s consent. This Agreement inures to the benefit of, and shall be binding upon, the successors and assigns of the parties to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

19)

Modifications and Waivers. This Agreement may be amended only by a written agreement signed by both Parties. With regard to any power, remedy or right provided in this Agreement, no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving Party, no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and waiver by any Party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

20)

Notice. Except as otherwise provided in this Agreement, notices required to be given pursuant to this Agreement shall be effective when received, and shall be sufficient if given in writing, hand- delivered, sent by facsimile with confirmation of receipt, sent by First Class Mail, return receipt requested (for all types of correspondence), postage prepaid, or sent by overnight courier service and addressed as set forth below, or as amended by either Party, respectively, from time to time:

If to LICENSEE:
Nuka Enterprises, LLC
9690 Dallas Street
Henderson, Colorado 80640
Attn: Peter Barsoom

If to LICENSOR:
Lexaria Bioscience Corp.
950, 1130 W. Pender Street
Vancouver, British Columbia
V6E 4A4
Canada
Attn: Chris Bunka

No objection may be made to the manner of delivery of any notice or other communication in writing actually received by a Party.

21)

Entire Agreement. This Agreement, including the attached exhibits, constitutes the entire agreement of the Parties hereto relating to the subject matter hereof and there are no written or oral terms or representations made by either Party other than those contained herein.

22)

Publicity. Without the prior written consent of the other Party, neither Party shall disclose the terms and conditions of this Agreement, except disclosure may be made as is reasonably necessary to the disclosing Party's bankers, attorneys, or accountants or except as may be required by law. The Parties understand and agree that LICENSOR may be compelled by Federal or State regulators to publicly disclose the signing of said License Agreement naming both Parties. If LICENSOR is compelled by Federal or State regulators to publicly disclose the signing of said License Agreement, LICENSOR will share its planned announcement with LICENSEE beforehand for LICENSEE’s review and approval, not to be unreasonably withheld or delayed, and it will also ensure that no compromise of the LICENSEE’s existing secret processes or intellectual property, nor of LICENSEE`S personal or private information occurs through this announcement.

23)

Expenses. Each Party to this Agreement shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.

24)

Governing Law; Jurisdiction. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Colorado, regardless of the choice of law provisions of Colorado or any other jurisdiction.

25)	Dispute Resolution.

a)

Mandatory Procedures. The Parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Section and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either Party fails to observe the procedures of this Section, as may be modified by their written agreement, the other Party may bring an action for specific performance of these procedures in any court in the State of Colorado.

b)

Equitable Remedies. Although the procedures specified in this Section are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either Party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

c)	Dispute Resolution Procedures.

i)

Mediation. In the event any dispute arising out of or relating to this Agreement remains unresolved within sixty (60) days from the date the affected party informed the other party of such dispute, either party may initiate mediation upon written notice to the other party (“Notice Date”), whereupon both parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes (www.cpradr.org), except that specific provisions of this Article shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within fifteen (15) business days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until the first of the following occurs: (i) the parties reach a written settlement, (ii) the mediator notifies the parties in writing that they have reached an impasse, (iii) the parties agree in writing that they have reached an impasse, or (iv) the parties have not reached a settlement within sixty (60) days after the Notice Date.

ii)

If the Parties fail to resolve the dispute through mediation, or if neither Party elects to initiate mediation, each Party shall have the right to pursue any other remedies legally available to resolve the dispute.

d)

Performance to Continue. Each Party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a Party may suspend performance of its undisputed obligations during any period in which the other Party fails or refuses to perform its undisputed obligations. Nothing in this Section is intended to relieve LICENSEE from its obligation to make undisputed payments pursuant to Section 5 of this Agreement.

e)

Statute of Limitations. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in this Section are pending. The Parties shall cooperate in taking any actions necessary to achieve this result.

26)

Attorneys’ Fees. In the event of any dispute between the parties arising out of this Agreement, the prevailing Party shall be entitled, in addition to any other rights and remedies it may have, to recover its reasonable attorneys’ fees and costs.

27)

No Interpretation Against Drafter. Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause.

28)	Headings. The headings of Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement.

29)

Force Majeure. Neither Party shall be liable for any delay or failure to perform its obligations in this Agreement if such delay or failure to perform is due to any cause or condition reasonably beyond that Party’s control, including, but not limited to, acts of God, war, government intervention, riot, embargoes, acts of civil or military authorities, earthquakes, fire, flood, accident, strikes, inability to secure transportation, facilities, fuel, energy, labor or materials.

30)

Survival. In addition to LICENSEE’s obligation to pay LICENSOR all amounts due hereunder, the Parties obligations under this Agreement shall survive expiration or termination of the Agreement only as expressly provided herein

31)

Invalidity. The invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

32)

Severability. If any terms or provisions of this Agreement shall be found to be illegal or unenforceable, notwithstanding, this Agreement shall remain in full force and effect and such terms or provisions shall be deemed stricken.

33)

Further Assurances. Upon a Party’s reasonable request, the other Party shall, at requester’s sole cost and expense, execute and deliver all further documents and instruments, and take all further acts, as are reasonably necessary to give full effect to this Agreement.

34)

Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which will constitute an original and all of which, when taken together, will constitute one and the same agreement.

            NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

            IN WITNESS WHEREOF, the parties have executed this Agreement intending to be legally bound as of the date set forth above.

“LICENSOR”	“LICENSEE”
LEXARIA BIOSCIENCE CORP.	NUKA ENTERPRISES, LLC

By: ________________________________________	By: ________________________________________
John Docherty, President	Peter Barsoom, CEO

By: ________________________________________
Chris Bunka, CEO

EXHIBIT A

TECHNOLOGY

The Technology consists of (1) the following five (5) U.S. Provisional Patent Applications and one (1) PCT International Patent Application; and (2) all technical know-how and trade secrets in regard to such named patents, including the use, manufacture or formulation thereof, that is owned or controlled by LICENSOR as of the Effective Date of this Agreement, as well as any future continuations, continuations in part or divisional applications filed pursuant to the five U.S. and one International Patent Applications. (the “Licensed Patents”):

U.S. Provisional Patent Application No. 62/010,601, filed June 11, 2014.

U.S. Provisional Patent Application No. 62/037,706, filed August 15, 2014.

U.S. Provisional Patent Application No. 62/153,835, filed April 28, 2015.

U.S. Provisional Patent Application No. 62/161,324, filed May 14, 2015.

U.S. Utility Patent Application No. 14/735,844, filed June 10, 2015.

PCT International Patent Application No. PCT/US15/35128, filed June 10, 2015.

EXHIBIT B

END PRODUCTS

Product Line Name	Product Line Description
Chocolates

Any product generally recognized as “chocolates,” “chocolate bars,” “chocolate truffles,” or “chocolate treats,” “caramels,” “chocolate caramels,” “caramel treats” or primarily composed of a form of chocolate or cocoa even if meant for consumption as a chocolate-based beverage that is infused with marijuana oil with or without hemp oil or an oil or concentrate made from marijuana or hemp derivatives, that will always contain some Tetrahydrocannabinol (THC) and will only be sold in the Permitted Locations.

Beverages

Any product sold in the form as a liquid for consumption by way of drinking that is infused with marijuana oil with or without hemp oil or an oil or concentrate made from marijuana or hemp derivatives that will always contain some Tetrahydrocannabinol (THC) and will only be sold in the Permitted Locations.

Topicals

Any product sold in the form as a salve, ointment, cream or lotion for external skin application that is infused with marijuana oil with or without hemp oil or an oil or concentrate made from marijuana or hemp derivatives, that will always contain some Tetrahydrocannabinol (THC) and will only be sold in the Permitted Locations.

EXHIBIT C

LICENSE FEE

Upon execution of this Agreement, LICENSEE shall pay to LICENSOR the License Fee as set forth below. The License Fee shall be paid in accordance with Section 5 of this Agreement.

(a)

Territory License Fee. LICENSEE agrees to pay to LICENSOR a signing and exclusivity and/or semi-exclusivity (depending on the Product Lines implemented) license fee of ******** (“Territory License Fee”). The Territory License Fee shall be paid as follows: ******** upon execution of the relevant addendum and subsequent payments of ******** every three months thereafter until the entire ******** has been paid in full. If LICENSEE exercises a License Option pursuant to Section 2c for additional territories, LICENSEE agrees to pay a Territory License Fee for each additional territory.

(b)

Usage License Fee. For each Product Line in the Territory, only for the period of time a Product Line is actively being sold, LICENSEE agrees to pay to LICENSOR a usage license fee of a total of ******** (the “Usage License Fee”) in eight (8) payments according to the schedule provided below in this Section. If LICENSEE exercises a License Option pursuant to Section 2c for additional territories, LICENSEE agrees to pay a Usage License Fee for each Product Line within each additional territory.

(i)

For Chocolates Product Line: LICENSEE will agree to pay to LICENSOR a Usage License Fee of a total of ******** upon entering into this Agreement, as an ongoing quarterly fee payable as follows: ******** at the end of Quarter 1, with Quarter 1 to begin upon the sale of the first End Product, expected to be Chocolates, by LICENSEE and all subsequent Quarters to be measured from this Quarter 1, with the end of Quarter 1, in any event, being no greater than 120 days from the effective date of the license (except in California where the end of Quarter 1, in any event, shall be no greater than 455 days from the effective date of the license); ******** at the end of Quarter 2; ******** at the end of Quarter 3; ******** at the end of Quarter 4; ******** at the end of Quarter 5; ******** at the end of Quarter 6; ******** at the end of Quarter 7; and, ******** at the end of Quarter 8, with the understanding that if any of these quarterly payments are still remaining to be paid at the end of the two year Term of this Agreement they are due in full at that time, unless otherwise cancelled under Section 4.b. or 4.c. of this Agreement. This Usage License Fee schedule shall repeat for whichever Product Line LICENSEE launches first in each additional Territory upon LICENSEE exercising its option to enter each Territory as per Section 2;

(ii)

For All Other Product Lines: Sixty (60) days after the first sale of the first product, LICENSEE shall make a payment of ******** to LICENSOR (the “Initial Payment”). Starting from the date of the Initial Payment, LICENSEE shall pay LICENSOR the following payments every three months with the first of these payments to occur on the last day of the third month after the Initial Payment: ********.

(c)

Severance Fee, if applicable. A Usage License Fee shall be paid for each Product Line that is then in production and being sold, unless otherwise agreed to by the Parties. As provided for in Section 2(e), LICENSEE may elect to end sales of a Product Line at its sole discretion with a severance fee (“Severance Fee”) immediately then due which is the next one (1) quarterly scheduled payment, but all other Usage License Fees are waived. If LICENSEE elects to end sales of any Product Line, then any other licensing provision benefits with that Product Line also end at that time.